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EXHIBIT 99.2

Tenet Healthcare Corporation Headquarters Office 3820 State Street Santa Barbara, CA 93105 Tel 805.563.6855 Fax 805.563.6871 http://www.tenethealth.com		N E W S R E L E A S E
	Contacts:	Investors:	Paul Russell (805) 563-7188 Diana Takvam (805) 563-6883
		Media:	Harry Anderson (805) 563-6816

Tenet Launches $1.7 Billion Tender Offer

    SANTA BARBARA, Calif.—Oct. 31, 2001—Tenet Healthcare Corporation (NYSE: THC) today announced that it has launched tender offers for six series of its notes, totaling $1.7 billion of its outstanding debt. The move follows the successful sale yesterday of $2 billion of senior debt in a transaction slated to close Nov. 6.

    Tenet is launching a cash tender offer without a consent solicitation for one series of its senior subordinated notes, and cash tender offers with consent solicitations for five series of its senior notes.

    The company is tendering, without a consent solicitation, for all $628,340,000 of the 8 5/8% Senior Subordinated Notes due Jan. 15, 2007. The purchase price to be paid for each $1,000 principal amount tendered will be 105.4% of the principal amount plus accrued and unpaid interest. The tender offer for the senior subordinated notes is expected to remain open until 5:00 p.m. EDT on Tues. Nov. 6, 2001. The company intends to call on Jan. 15, 2002, all bonds not so tendered; the call price at that time will be 104.313% of the principal amount.

    The company also launched cash tender offers and consent solicitations for the following five series of senior notes:

  •
  all $200,464,000 of the 7 7/8% Senior Notes due Jan. 15, 2003. The purchase price to be paid for each $1,000 principal amount tendered will be based on a fixed spread of 50 basis points over the yield of the 4.75% U.S. Treasury Note due Jan. 31, 2003, which includes the additional payment described below.

  •
  all $227,979,000 of the 8 5/8% Senior Notes due Dec. 1, 2003. The purchase price to be paid for each $1,000 principal amount tendered will be based on a fixed spread of 50 basis points over the yield of the 4.25% U.S. Treasury Note due Nov. 15, 2003, which includes the additional payment described below.

  •
  all $405,629,000 of the 8% Senior Notes due Jan. 15, 2005. The purchase price to be paid for each $1,000 principal amount tendered will be based on a fixed spread of 62.5 basis points over the yield of the 5.875% U.S. Treasury Note due Nov. 15, 2004, which includes the additional payment described below.

  •
  all $157,690,000 of the 7 5/8% Senior Notes due June 1, 2008. The purchase price to be paid for each $1,000 principal amount tendered will be based on a fixed spread of 75 basis points over the yield of the 5.625% U.S. Treasury Note due May 15, 2008, which includes the additional payment described below.

  •
  all $99,450,000 of the 9 1/4% Senior Notes due Sept. 1, 2010. The purchase price to be paid for each $1,000 principal amount tendered will be based on a fixed spread of 75 basis points over the yield of the 5% U.S. Treasury Note due Aug. 15, 2011, which includes the additional payment described below.

    Yields for each of the five treasury notes referenced above will be calculated at 3:00 p.m. EDT on Nov. 27, 2001. The tender offers for the senior notes are expected to remain open until 5:00 p.m. EDT on Thursday Nov. 29, 2001.

    Concurrent with the tender offers for the senior notes, Tenet is soliciting consents to eliminate or modify substantially all of the covenants in the indenture governing each series of senior notes so that they conform to the covenants in the indenture governing Tenet's senior unsecured notes expected to be issued on Nov. 6, 2001. Tenet will pay $20 per $1,000 principal amount to the holders of each series of senior notes described above who tender their notes and deliver their consents at or prior to 5:00 p.m. EDT on Nov. 14, 2001; this payment is included in the amounts cited above.

    The tender offer for each series of senior notes is contingent upon the holders of a majority in aggregate principal amount of each series of notes consenting to the indenture amendments. Tendered senior notes of each series may be withdrawn at any time prior to the satisfaction of this consent condition.

    Tendered senior subordinated notes will be accepted for purchase upon tender and may not be withdrawn once accepted.

    Tenet will purchase the tendered notes with the proceeds from the sale earlier this week of its senior unsecured notes. In that transaction, the company sold $550 million of 5 3/8% Senior Notes due 2006, $1 billion of 6 3/8% Senior Notes due 2011 and $450 million of 6 7/8% Senior Notes due 2031. These notes are expected to be issued on Nov. 6, 2001 in a transaction exempt from the registration requirements of the Securities Act of 1933, as amended, and therefore may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

    This release is neither an offer to purchase nor a solicitation of an offer to sell the notes. The offers are made only by the Offer to Purchase relating to the senior subordinated notes, and the Offer to Purchase and Consent Solicitation Statement relating to the senior notes, both dated Oct. 31, 2001, and related documents. Information regarding the pricing, tender and delivery procedures and conditions of the tender offers and consent solicitations are contained in the corresponding Offer to Purchase and the Offer to Purchase and Consent Solicitation Statement.

    Documents may be obtained by contacting Mellon Investor Services LLC, the information agent, at (888) 213-0972 with respect to the senior subordinated notes and (800) 957-3110 with respect to the senior notes. Any questions may be directed to the dealer-managers for the tender offers and consent solicitations: Please contact The Liability Management Group of Salomon Smith Barney Inc. at (800) 558-3745, or The Liability Management Group of Credit Suisse First Boston at (800) 820-1653.

    Tenet Healthcare, through its subsidiaries, owns and operates 113 acute care hospitals with 28,053 beds and numerous related health care services. The company employs approximately 111,000 people serving communities in 17 states and services its hospitals from a Dallas-based operations center. Tenet's name reflects its core business philosophy: the importance of shared values among partners—including employees, physicians, insurers and communities—in providing a full spectrum of health care. Tenet can be found on the World Wide Web at www.tenethealth.com.

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    Certain statements in this release may constitute forward-looking statements. They are based on management's current expectations and could be affected by numerous factors and are subject to various risks and uncertainties. Certain of those risks and uncertainties are discussed in the Company's filings with the Securities and Exchange Commission, including the Company's annual report on Form 10-K and quarterly reports on Form 10-Q. Do not rely on any forward-looking statement, as we cannot predict or control many of the factors that ultimately may affect our ability to achieve the results estimated. We make no promise to update any forward-looking statement, whether as a result of changes in underlying factors, new information, future events or otherwise.

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Tenet Launches $1.7 Billion Tender Offer